Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

SAB BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)(2)	457(o)	—	—	$23,000,000(3)	$0.0000927	$2,132.10

Fees to Be Paid	Equity	Warrants to purchase Common Stock (2)(4)(5)	457(g)	—	—	—	—	—

Fees to Be Paid	Equity	Common Stock issuable upon exercise of Warrants(1)(2)(5)	457(o)	—	—	$28,750,000(3)	$0.0000927	$2,665.13

	Total Offering Amounts					$51,750,000		$4,797.23

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,797.23

(1)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the Warrants registered hereby.

(2)	Includes securities the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.